Exhibit 99.1

For release: November 6, 2007, 6:00 am EST	Contact:	Mark Rittenbaum 503-684-7000
Greenbrier Reports Fiscal Fourth Quarter and Year-End 2007 Results
Fourth quarter EPS is $.82 on revenues of $351 million; results include special charges of $.14 per share
     Lake Oswego, Oregon, November 6, 2007 — The Greenbrier Companies [NYSE:GBX] today reported results for its fiscal fourth quarter and fiscal year ended August 31, 2007.
Financial Highlights
Fourth Quarter:
•	Revenues for the quarter were up $85 million or 32% to $351 million vs. the prior year’s fourth quarter, driven by acquisition-related growth in refurbishment & parts.

•	Net earnings for the quarter were $13.2 million, or $.82 per diluted share vs. $12.3 million, or $.76 per share, in the prior year’s fourth quarter. These results include a special charge of $2.3 million, or $.14 per diluted share, with no related tax benefit, associated with closure costs of the Company’s Canadian railcar manufacturing facility.

•	Earnings before special charges for the quarter were $15.5 million, or $.96 per diluted share.

•	EBITDA before special charges for the quarter was $43.0 million, or 12.3% of revenues.
Fiscal 2007:
•	Revenues for the year were up 28%, to a record $1.224 billion, driven by acquisition-related growth in refurbishment & parts.

•	Net earnings for the year were $22.0 million, or $1.37 per diluted share. These results include special charges net of a related tax benefit, of $13.7 million, or $.85 per diluted share, associated with closure costs and investment write-off for tax purposes of the Company’s Canadian railcar manufacturing facility.

•	Earnings before special charges, net of a related tax benefit, for the year were $35.7 million, or $2.22 per diluted share.

•	EBITDA before special charges for fiscal 2007 was $130 million, up 16% over 2006 EBITDA of $112 million.

Deliveries and Backlog:
•	New railcar deliveries for the quarter were 2,400 units, compared to 3,200 units in the fourth quarter of 2006.

•	Total new railcar deliveries were 8,600 units in fiscal 2007, compared to 11,400 units in fiscal 2006.

•	Greenbrier’s new railcar manufacturing backlog as of August 31, 2007 was 12,100 units valued at $830 million, compared to 14,100 units valued at $970 million as of May 31, 2007.

•	Subsequent to year end, a multi-year new railcar order was received from GE Equipment Services (“GE”) for 11,900 tank and covered hopper cars to be delivered over an eight-year period, commencing in the first quarter of fiscal 2009.

•	Marine backlog as of August 31, 2007 was a record 12 vessels valued at approximately $110 million, compared to nine vessels valued at $90 million as of May 31, 2007.
Strategic Accomplishments:
•	Revenues from the Company’s refurbishment & parts, leasing & services, and marine manufacturing businesses were a combined 44% of total revenues in 2007, compared to 26% of total revenues in 2006. The balance of revenues for each year was from new railcar manufacturing in North America and Europe. This change in mix in 2007 to a more stable revenue and earnings base is principally the result of strategic diversification and acquisition efforts completed during the year.

•	The Company continued to strengthen its competitive position in the manufacturing of new railcars in North America. During the year, the Company closed its operations in Canada and expanded capacity in Mexico, through the start-up of the Company’s joint venture facility, Greenbrier-GIMSA. This facility is expected to be more cost-efficient, geographically advantaged, and flexible than the Canadian facility.

•	Greenbrier continued to expand its new railcar offerings in North America into tank cars and to grow its market penetration in covered hopper cars, through the award of the GE multi-year order. Over 75% of new railcar industry backlog in North America as of September 30, 2007 is represented by these two car types, and future demand is anticipated to be strong.

Fourth Quarter Results:
     Revenues for the 2007 fiscal fourth quarter were $350.6 million, up from $265.2 million in the prior year’s fourth quarter. Gross margin for the quarter was 17.3% compared to 15.0% in the prior comparable period. EBITDA before special charges was $43.0 million, or 12.3% of revenues for the quarter, compared to $25.8 million, or 9.7% of revenues in the prior year’s fourth quarter. Net earnings were $13.2 million, or $.82 per diluted share for the quarter, compared to net earnings of $12.3 million, or $.76 per diluted share for the same period in 2006. Current period net earnings include a special charge of $2.3 million, or $.14 per diluted share, with no related tax benefit. This special charge is associated with severance and other closure costs of the Company’s Canadian railcar manufacturing facility. This facility’s last order was completed in early May 2007, and the disposition of the facility is in process.
     Greenbrier’s new railcar manufacturing backlog as of August 31, 2007 was 12,100 units valued at $830 million, compared to 14,100 units valued at $970 million as of May 31, 2007. Approximately 6,000 of the units included backlog as of August 31, 2007 are expected to be produced in 2008. Approximately 3,900 units included in the August 31, 2007 backlog that will be produced after 2008 are subject to Greenbrier’s fulfillment of certain competitive conditions.
     Subsequent to August 31, 2007, a multi-year order was received for 11,900 units to be delivered over an eight-year period commencing in the first quarter of 2009. Approximately 8,500 units under this contract are subject to the Company’s fulfillment of certain competitive conditions.
     In the manufacturing segment, fourth quarter revenues were $209.1 million, compared to $213.8 million in the fourth quarter of 2006. While current quarter new railcar deliveries of 2,400 units were down from the 3,200 units in the prior comparable period, revenues declined by only $4.7 million. The revenue per unit increased significantly due to a change in product mix. Marine manufacturing revenues also increased by nearly $10 million over the prior comparable period. For the full year, marine revenues were nearly $55 million, compared to about $40 million in 2006.
     Manufacturing margin for the quarter grew to 12.9% of revenues, compared to 10.7% of revenues into the fourth quarter of 2006. The operating momentum realized in the third quarter of 2007, where margins were 8.4%, continued in the current quarter. Margins benefitted from efficiencies of long production runs and a favorable product mix. Also, beginning in the fourth quarter of 2007, the Company’s Canadian operations, which are now shut down, no longer adversely impact manufacturing margins.

     The refurbishment & parts segment includes results for 35 shop locations across North America, which repair and refurbish railcars, provide wheel, axle and bearing services, and recondition and provide replacement railcar parts. Revenues for this segment in the current quarter were $116.9 million, compared to $28.0 million in the fourth quarter of 2006. This segment generated one-third of total Company revenues for the fourth quarter, on a revenue increase of $88.9 million over the same period of last year. About $80 million of this growth was from the acquisitions of Rail Car America (four repair shops and one parts location) and Meridian Rail Services (six wheel shops, one repair shop and one parts location) as well as the start-up of two new repair shops during the year. The remainder of the growth was principally due to higher volumes of refurbishment and retrofitting work.
     Gross margin for the refurbishment & parts segment grew to 17.7% of revenues, as compared to 15.1% of revenues in the prior comparable period. The margin growth is the result of increased railcar program maintenance volumes, favorable scrap prices, and a more favorable product mix.
     The leasing & services segment includes results from the Company’s owned lease fleet of approximately 9,000 railcars and from fleet management services provided for approximately 136,000 railcars. Revenues for this segment were $24.6 million, compared to $23.4 million in the same quarter last year. The revenue increase was principally due to a $2.3 million increase in gains on disposition of assets from the lease fleet, partially offset by a decrease in interest income from lower cash balances. Leasing & services margin for the quarter was 53.4% of revenues, compared to 54.2% of revenues in the same quarter last year.
     Selling and administrative expense for the quarter includes $2.3 million of overhead costs associated with the Canadian operation which was permanently closed in May 2007.
     William A. Furman, president and chief executive officer, said, “Fiscal 2007 was an exciting year for Greenbrier. We realized a number strategic accomplishments, including: 1) growth of our refurbishment & parts business through the acquisitions of Rail Car America and Meridian Rail Services; 2) expansion of our marine operations through capital expenditures; 3) enhancement of our manufacturing footprint by exiting our Canadian facility and expanding in Mexico; and 4) receipt of an 11,900 unit multi-year order for new tank and covered hopper cars, two car types where future demand is anticipated to be strong. These initiatives improve our competitive positioning, enhance our integrated business model, and diversify our revenue and earnings base into higher margin, less cyclical businesses.”
Future Outlook
     Furman added, “We continue to be optimistic about the long term fundamentals of the railroad industry and our enhanced competitive position. In the near term, demand in the North American new railcar market, including demand for double stack intermodal railcars, is moderating as a result of softer rail loadings and supply/demand imbalances. As such, industry forecasts have been revised downward to 50,000 — 55,000 units to be built in 2008, compared to 65,000 units in 2007. We had anticipated these trends and have made changes to our new railcar production plans and rates. In addition, we are taking appropriate actions to reduce our costs. Our current outlook is for Greenbrier’s new railcar deliveries in fiscal 2008 to be down moderately from fiscal 2007 levels, with a product mix that is less favorable than 2007. Our past strategic decisions to grow our more stable marine manufacturing, refurbishment & parts, and leasing & services businesses were also made in anticipation of this operating environment, and we believe this business diversification should serve us well during this period, as well as in the future. Our strategic goals remain unchanged, and we continue to seek opportunities to grow these business units, both organically and through potential acquisitions.”
     Mark Rittenbaum, senior vice president and treasurer, said, “All three of our business segments performed well during the fourth quarter, particularly manufacturing, where operating momentum continued and our financial expectations for the quarter were exceeded. As we enter a challenging fiscal 2008, we will have the benefit of a new railcar backlog which includes approximately 6,000 railcars to be produced in 2008, a fully booked marine barge backlog, a full year of results from our Meridian and RCA acquisitions, and a lease fleet which is performing well. Our current lease fleet utilization is 98.1%, with an average remaining lease term of 3.1 years. These factors will help mitigate a downturn in the marketplace in 2008.”
About Greenbrier Companies
     Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 35 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 9,000 railcars, and performs management services for approximately 136,000 railcars.

     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend” and similar expressions to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel price increases and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” on page 8 of Part I , Item 1a and “Forward Looking Statements” on page 25 of Part II of our Annual Report on Form 10-K for the fiscal year ended August 31, 2006. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. We undertake no obligation to revise or publicly release the results of any revision to these forward-looking statements.
     EBITDA is not a financial measure under GAAP. We define EBITDA as earnings from operations before special charges, interest and foreign exchange, taxes, depreciation and amortization. We consider net cash provided by operating activities to be the most directly comparable GAAP financial measure. EBITDA is a liquidity measurement tool commonly used by rail supply companies and we use EBITDA in that fashion. You should not consider EBITDA in isolation or as a substitute for cash flow from operations or other cash flow statement data determined in accordance with GAAP. In addition, because EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.
     The Greenbrier Companies will host a teleconference to discuss fourth quarter and fiscal year end results. Teleconference details are as follows:
Tuesday, November 6, 2007
8:00 am Pacific Standard Time
Phone #: 630-395-0143, Password: “Greenbrier”
Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
Please access the site 10 minutes prior to the start time. Following the call, a replay will be available on the same website for 30 days. Telephone replay will be available through November 24, 2007 at 402-220-4085.

THE GREENBRIER COMPANIES, INC.
Consolidated Balance Sheets
August 31,

(In thousands, except per share amounts)	2007	2006
Assets
Cash and cash equivalents	$20,808	$142,894
Restricted cash	2,693	2,056
Accounts receivable	157,038	115,565
Inventories	194,883	163,151
Assets held for sale	42,903	35,216
Equipment on operating leases	294,326	301,009
Investment in direct finance leases	9,040	6,511
Property, plant and equipment	112,813	80,034
Goodwill	168,987	2,896
Intangibles and other assets	69,258	27,982

	$1,072,749	$877,314

Liabilities and Stockholders’ Equity
Revolving notes	$39,568	$22,429
Accounts payable and accrued liabilities	239,713	204,793
Participation	4,355	11,453
Deferred income taxes	61,410	37,472
Deferred revenue	18,052	17,481
Notes payable	460,915	362,314

Subordinated debt	—	2,091

Minority interest	5,146	—

Stockholders’ equity:	243,590	219,281

	$1,072,749	$877,314

THE GREENBRIER COMPANIES, INC.
Consolidated Statements of Operations
Years ended August 31,

(In thousands, except per share amounts)	2007	2006	2005
Revenue
Manufacturing	$738,424	$748,818	$844,496
Refurbishment & parts	381,670	102,471	96,665
Leasing & services	103,734	102,534	83,061

	1,223,828	953,823	1,024,222

Cost of revenue
Manufacturing	680,908	666,731	771,743
Refurbishment & parts	317,669	87,690	86,207
Leasing & services	45,818	42,023	41,099

	1,044,395	796,444	899,049

Margin	179,433	157,379	125,173

Other costs
Selling and administrative	83,414	70,918	57,425
Interest and foreign exchange	39,915	25,396	14,835
Special charges	21,899	—	2,913

	145,228	96,314	75,173
Earnings before income tax, minority interest and equity in unconsolidated subsidiaries	34,205	61,065	50,000
Income tax expense	(13,657)	(21,698)	(19,911)

Earnings before minority interest and equity in unconsolidated subsidiaries	20,548	39,367	30,089
Minority interest	1,504	—	—
Equity in earnings (loss) of unconsolidated subsidiaries	(42)	169	(267)

Earnings from continuing operations	22,010	39,536	29,822

Earnings from discontinued operations (net of tax)	—	62	—

Net earnings	$22,010	$39,598	$29,822

Basic earnings per common share:
Continuing operations	$1.37	$2.51	$1.99
Discontinued operations	—	—	—

	$1.37	$2.51	$1.99

Diluted earnings per common share:
Continuing operations	$1.37	$2.48	$1.92
Discontinued operations	—	—	—

	$1.37	$2.48	$1.92

Weighted average common shares:
Basic	16,056	15,751	15,000
Diluted	16,094	15,937	15,560

THE GREENBRIER COMPANIES, INC.
Consolidated Statements of Cash Flows
Years ended August 31,

(In thousands)	2007	2006	2005
Cash flows from operating activities:
Net earnings	$22,010	$39,598	$29,822
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Earnings from discontinued operations	—	(62)	—
Deferred income taxes	10,643	5,893	5,807
Tax benefit of stock options exercised	—	—	2,393
Depreciation and amortization	32,826	25,253	22,939
Gain on sales of equipment	(13,400)	(10,948)	(6,797)
Special charges	21,899	—	—
Other	(1,399)	278	651
Decrease (increase) in assets excluding acquisitions:
Accounts and notes receivable	(17,883)	8,948	(32,328)
Inventories	14,260	(37,517)	15,403
Assets held for sale	4,378	156	(38,495)
Other	(411)	2,577	(5,167)
Increase (decrease) in liabilities excluding acquisitions:
Accounts payable and accrued liabilities	(17,502)	5,487	3
Participation	(7,098)	(10,447)	(15,207)
Deferred revenue	(1,996)	10,326	4,285

Net cash provided by (used in) operating activities	46,327	39,542	(16,691)

Cash flows from investing activities:
Principal payments received under direct finance leases	511	2,048	5,733
Proceeds from sales of equipment	119,695	28,863	32,528
Investment in and net advances to unconsolidated subsidiaries	(849)	550	92
Acquisitions, net of cash acquired	(268,184)	—	—
Acquisition of joint venture interest	—	—	8,435
Decrease (increase) in restricted cash	(454)	(1,958)	1,007
Capital expenditures	(137,294)	(140,569)	(69,123)

Net cash used in investing activities	(286,575)	(111,066)	(21,328)

Cash flows from financing activities:
Changes in revolving notes	15,007	8,965	2,514
Proceeds from issuance of notes payable	99,441	154,567	169,752
Repayments of notes payable	(5,388)	(13,191)	(67,691)
Repayment of subordinated debt	(2,091)	(6,526)	(6,325)
Investment by joint venture partner	6,750	—	—
Dividends paid	(5,144)	(5,042)	(3,889)
Net proceeds from equity offering	—	—	127,462
Repurchase and retirement of stock	—	—	(127,538)
Stock options and restricted stock awards exercised	3,489	5,757	3,286
Excess tax benefit of stock options exercised	3,719	2,600	—
Purchase of subsidiary’s shares subject to mandatory redemption	—	(4,636)	—

Net cash provided by financing activities	115,783	142,494	97,571

Effect of exchange rate changes	2,379	(1,280)	1,542
Increase (decrease) in cash and cash equivalents	(122,086)	69,690	61,094
Cash and cash equivalents
Beginning of period	142,894	73,204	12,110

End of period	$20,808	$142,894	$73,204

Supplemental Information
Quarterly Results of Operations (Unaudited)
     Operating results by quarter for 2007 and 2006 are as follows:
(In thousands, except per share amounts)

	First	Second	Third	Fourth	Total
2007
Revenue
Manufacturing	$168,692	$119,201	$241,399	$209,132	$738,424
Refurbishment & parts	51,236	95,311	118,213	116,910	381,670
Leasing & services	26,695	25,466	26,994	24,579	103,734

	246,623	239,978	386,606	350,621	1,223,828
Cost of revenue
Manufacturing	161,688	115,822	221,203	182,195	680,908
Refurbishment & parts	45,007	80,114	96,288	96,260	317,669
Leasing & services	10,811	12,220	11,339	11,448	45,818

	217,506	208,156	328,830	289,903	1,044,395

Margin	29,117	31,822	57,776	60,718	179,433

Other costs
Selling and administrative	17,124	18,800	20,092	27,398	83,414
Interest and foreign exchange	9,641	10,416	10,930	8,928	39,915
Special charges	—	16,485	3,091	2,323	21,899

	26,765	45,701	34,113	38,649	145,228

Earnings (loss) before income tax, minority interest and equity in unconsolidated subsidiary	2,352	(13,879)	23,663	22,069	34,205

Income tax benefit (expense)	(580)	8,229	(11,047)	(10,259)	(13,657)

Minority interest	(2)	42	178	1,286	1,504

Equity in earnings (loss) of unconsolidated subsidiary	100	(463)	223	98	(42)

Net earnings (loss)	$1,870	$(6,071)	$13,017	$13,194	$22,010

Basic earnings per common share:	$0.12	$(0.38)	$0.81	$0.82	$1.37
Diluted earnings per common share:	$0.12	$(0.38)	$0.81	$0.82	$1.37

	First	Second	Third	Fourth	Total
2006
Revenue
Manufacturing	$141,835	$184,818	$208,405	$213,760	$748,818
Refurbishment & parts	22,761	24,104	27,647	27,959	102,471
Leasing & services	21,766	27,292	30,036	23,440	102,534

	186,362	236,214	266,088	265,159	953,823
Cost of revenue
Manufacturing	123,031	164,491	188,353	190,856	666,731
Refurbishment & parts	19,999	20,869	23,091	23,731	87,690
Leasing & services	10,439	10,671	10,172	10,741	42,023

	153,469	196,031	221,616	225,328	796,444

Margin	32,893	40,183	44,472	39,831	157,379

Other costs
Selling and administrative	15,541	17,092	17,896	20,389	70,918
Interest and foreign exchange	4,573	7,180	6,149	7,494	25,396

	20,114	24,272	24,045	27,883	96,314

Earnings before income tax and equity in unconsolidated subsidiaries	12,779	15,911	20,427	11,948	61,065

Income tax benefit (expense)	(4,934)	(7,466)	(9,866)	568	(21,698)
Equity in (loss) earnings of unconsolidated subsidiaries	172	118	119	(240)	169

Earnings from continuing operations	8,017	8,563	10,680	12,276	39,536

Earnings from discontinued operations (net of tax)	—	—	—	62	62

Net earnings	$8,017	$8,563	$10,680	$12,338	$39,598

Basic earnings per common share:
Continuing operations	$0.52	$0.55	$0.67	$0.77	$2.51
Discontinued operations	—	—	—	—	—

	$0.52	$0.55	$0.67	$0.77	$2.51

Diluted earnings per common share:
Continuing operations	$0.51	$0.54	$0.67	$0.76	$2.48
Discontinued operations	—	—	—	—	—

	$0.51	$0.54	$0.67	$0.76	$2.48

THE GREENBRIER COMPANIES, INC.
Supplemental Disclosure
Reconciliation of Net Cash Provided by (used in) Operating Activities to EBITDA
(In thousands, unaudited)

	Year ending August 31,
	2007	2006
Net cash provided by operating activities	$46,327	$39,542
Earnings from discontinued operations	—	62
Changes in working capital	26,252	20,470
Deferred income taxes	(10,643)	(5,893)
Gain on sales of equipment	13,400	10,948
Other	1,399	(278)
Income tax expense	13,657	21,698
Interest and foreign currency	39,915	25,396

EBITDA from continuing operations	$130,307	$111,945

	Three months ending
	August 31,	August 31,
	2007	2006
Net cash provided by operating activities	$16,517	$33,849
Earnings from discontinued operations	—	62
Changes in working capital	11,415	(12,272)
Deferred income taxes	(7,955)	(2,844)
Gain on sales of equipment	2,619	342
Other	1,251	(219)
Income tax expense (benefit)	10,259	(568)
Interest and foreign currency	8,929	7,493

EBITDA from continuing operations	$43,035	$25,843

1 “EBITDA” (earnings from continuing operations before special charges, interest, taxes, depreciation and amortization) is a useful liquidity measurement tool commonly used by rail supply companies and Greenbrier. It should not be considered in isolation or as a substitute for cash flows from operating activities or cash flow statement data prepared in accordance with generally accepted accounting principles.